Exhibit 10.6

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

                THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”), dated as of the 30th day of September, 2013 (the “Effective Date”), is made by and between Southern First Bank (the “Bank“) and Southern First Bancshares, Inc. (the “Company” and together with the Bank the “Employer”), having its principal office at 100 Verdae Boulevard, Suite 100, Greenville, South Carolina 29607, and F. Justin Strickland (hereinafter called “Employee”), a resident of the State of South Carolina.  This Agreement amends and restates that certain existing employment agreement between the parties dated December 17, 2008.

                Employer presently employs Employee as its President.  Employer desires to provide for the continued employment of Employee and to make certain changes in Employee’s employment arrangements which Employer has determined will reinforce and encourage the continued dedication of Employee to Employer.  Employee is willing to terminate Employee’s interests and rights under the existing Employment Agreement with Employer and to continue to serve Employer on the terms and conditions herein provided.

                In consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.      Employment.  Employer shall continue to employ Employee, and Employee shall continue to serve Employer, as President and in such capacity shall perform such duties as are consistent with that position, and as Employer from time to time may direct.   Employee shall have such authority and responsibilities consistent with Employee’s position as are set forth in Employer’s Bylaws or assigned by Employer’s Board of Directors (the “Board”) or Chief Executive Officer from time to time.  Employee shall devote Employee’s full business time, attention, skill and efforts to the performance of Employee’s duties hereunder, except during periods of illness or periods of vacation and leaves of absence consistent with Employer’s policy.  Such duties shall be performed at Employer’s principal corporate offices or subsidiary offices as agreed upon by Employer and Employee.  Employer reserves the right from time to time to extend, curtail or change the title and duties of Employee.  Employee may devote reasonable periods to service as a director or advisor to other organizations, to charitable and community activities, and to managing Employee’s personal investments; provided that such activities do not materially interfere with the performance of Employee’s duties hereunder and are not in conflict or competitive with, or adverse to, the interests of Employer. Unless otherwise specified hereafter, any services performed by the Employee shall be for the benefit of the Bank and, therefore, any payments or benefits paid to the Employee pursuant to this Agreement shall be the sole responsibility of the Bank; provided, however, the Bank’s obligation to make any payments owed to the Employee under this Agreement shall be discharged to the extent compensation payments are made by the Company.

2.      Term.  Unless earlier terminated as provided in section 13 below, Employee’s employment under this Agreement shall commence on the Effective Date and be for a term ending January 31, 2015 (the “Term”).  At the end of January 2014 and on the last day of January each year thereafter, the Term shall be extended for an additional one (1) year so that the remaining Term shall continue to be two (2) years; provided that Employer or Employee may at any time, by written notice, fix the Term to a finite term of two (2) years commencing with the year of the notice.

3.      Base Salary.  For all services rendered by Employee under this Agreement, Employer shall pay Employee a rate of base salary of $255,000 per year (the “Base Salary”).  The Base Salary shall be reviewed annually by the Board, and may be increased by the Board or a duly appointed committee thereof, in its sole discretion.  The Base Salary shall be paid in accordance with Employer’s standard payroll procedures, but in any case, no less frequently than monthly.

4.      Benefits.

(a)          Employee shall be entitled, to the extent that Employee’s position, title, tenure, salary, age, health and other qualifications make Employee eligible, to participate in such pension, profit sharing, bonus, life insurance, hospitalization, major medical, and other employee benefit plans or programs of Employer currently in existence on the date hereof or later established that generally are provided to executive employees of Employer.  Employee’s participation in any such plan or program shall be subject to the provisions, rules and regulations applicable thereto.  Any Company stock options or similar awards shall be issued to Employee at an exercise price per share of not less than the fair market value per share of the corresponding shares as of the date of grant and the number of shares subject to such grant shall be fixed on such date.  Any and all bonus payments made to Employee shall be paid by the earlier of: (i) seventy (70) days after the end of the year in which the bonus was earned by Employee or (ii) with the first payroll cycle following the Company’s press release announcing its previous year’s financial performance.

(b)          At Employer’s election, Employer shall provide Employee with an automobile owned or leased by Employer of a make and model appropriate to Employee’s status, paid in accordance with Employer’s standard payroll procedures, but in any case, no less frequently than monthly.  If Employer provides Employee with an automobile, Employer shall reimburse Employee for reasonable expenses associated with the automobile, including, but not limited to, insurance, taxes, mileage, maintenance, etc., to be paid within sixty (60) days of Employee’s written notice to Employer of such expenses.

5.      Working Facilities.  Employee shall be furnished with an office and such other facilities and services as may be necessary or suitable to Employee’s position and adequate for the performance of Employee’s duties.

6.      Expenses.  Employee is authorized to incur reasonable expenses for promoting the business of Employer, including expenses for entertainment, travel and similar items, but only to the extent that such expenses are allowable deductions to Employer on its Federal income tax return.  Expenses for which there is a fifty percent (50%) tax deduction limitation for entertainment, travel and similar items shall be considered reimbursable expenses.  Employer shall reimburse Employee for all such expenses within sixty (60) days of Employee’s written notice to Employer of such expenses.  Employee shall repay to Employer the amounts of any expenses claimed which, for lack of proper documentation or otherwise, are not allowed to Employer as deductions for Federal income tax purposes.

7.      Vacations.  Employee shall be entitled each fiscal year to twenty (20) paid days off, which shall be granted on a noncumulative basis from year-to-year, as granted by Employer to employees of similar tenure and compensation rank, pursuant to Employer’s paid days off policy.  Employer reserves the right to modify this and any other personnel policy from time to time. Any payments made by the Employer to the Employee as compensation for paid vacation leave shall be paid in accordance with the Employer’s standard payroll procedures.

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8.      Ownership of Work Product.

(a)                Employee shall diligently disclose to Employer as soon as it is created or conceived by Employee, and Employer shall own, all Work Product (as defined below).  To the extent permitted by law, all Work Product shall be considered work made for hire by Employee and owned by Employer.

(b)                 If any of the Work Product may not, by operation of law, be considered work made for hire by Employee for Employer (or if ownership of all right, title and interest of the intellectual property rights therein shall not otherwise vest exclusively in Employer), Employee agrees to assign, and upon creation thereof automatically assigns, without further consideration, the ownership of all Work Product to Employer, its successors and assigns.

(c)                  Employer, its successors and assigns, shall have the right to obtain and hold in its or their own name copyrights, registrations, and any other protection available in the foregoing.

(d)                 Employee agrees to perform upon the reasonable request of Employer, during or after Employee’s employment, such further acts as may be necessary or desirable to transfer, perfect and defend Employer’s ownership of the Work Product.  When requested, Employee will:

(i)                 Execute, acknowledge and deliver any requested affidavits and documents of assignment and conveyance;

(ii)               Obtain and aid in the enforcement of copyrights (and, if applicable, patents) with respect to the Work Product in any countries;

(iii)             Provide testimony in connection with any proceeding affecting the right, title or interest of Employer in any Work Product; and

(iv)             Perform any other acts deemed necessary or desirable to carry out the purposes of this Agreement.

(e)                  Employer shall reimburse all reasonable out-of-pocket expenses incurred by Employee at Employer’s request in connection with subsection 8(d) within sixty (60) days of Employee’s written notice to Employer of such expenses.

                                (f)                  For purposes hereof, “Work Product” shall mean all intellectual property rights, including all Trade Secrets (as defined below), U.S. and international copyrights, patentable inventions, discoveries and improvements, and other intellectual property rights, in any programming, documentation, technology or other work product that relates to the business and interests of Employer and that Employee conceives, develops, or delivers to Employer at any time during the Term of Employee’s employment.  “Work Product” shall also include all intellectual property rights in any programming, documentation, technology or other work product that is now contained in any of the products or systems (including development and support systems) of Employer to the extent Employee conceived, developed or delivered such Work Product to Employer prior to the date of this Agreement while Employee was engaged as an independent contractor or employee of Employer.  Employee hereby irrevocably relinquishes for the benefit of Employer and its assigns any moral rights in the Work Product recognized by applicable law.

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9.      Protection of Trade Secrets and Confidential Information.

(a)                  Through exercise of Employee’s rights and performance of Employee’s obligations under this Agreement, Employee will be exposed to “Trade Secrets” and “Confidential Information” (as those terms are defined below).  “Trade Secrets” shall mean information or data of or about Employer or any Affiliates (as defined in subsection 26(a)), including, but not limited to, technical or non-technical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans, or lists of actual or potential customers, clients, distributors, or licensees, that: (i) derive economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from their disclosure or use; and (ii) are the subject of efforts that are reasonable under the circumstances to maintain their secrecy.  To the extent that the foregoing definition is inconsistent with the definition of “trade secret” mandated under applicable law, the latter definition shall govern for purposes of interpreting Employee’s obligations under this Agreement.  Except as required to perform Employee’s obligations under this Agreement, or except with Employer’s prior written permission, Employee shall not use, redistribute, market, publish, disclose or divulge to any other person or entity any Trade Secrets of Employer.  Employee’s obligations under this provision shall remain in force (during and after the Term) for so long as such information or data shall continue to constitute a Trade Secret under applicable law.  Employee agrees to cooperate with any and all confidentiality requirements of Employer, and Employee shall immediately notify Employer of any unauthorized disclosure or use of any Trade Secrets of which Employee becomes aware.

(b)                 Employee agrees to maintain in strict confidence and, except as necessary to perform Employee’s duties for Employer, not to use or disclose any Confidential Information at any time, either during the Term of Employee’s employment or for a period of one (1) year after Employee’s last date of employment, so long as the pertinent data or information remains Confidential Information.  “Confidential Information” shall mean any non-public information of a competitively sensitive or personal nature, other than Trade Secrets, acquired by Employee during Employee’s employment, relating to Employer or Employer’s business, operations, customers, suppliers, products, employees, financial affairs or industrial practices.  Notwithstanding anything herein to the contrary, no obligation or liability shall accrue hereunder with respect to any information that is or becomes publicly available without the fault of Employee.

(c)                  Employee will abide by Employer’s policies and regulations, as established from time to time, for the protection of its Confidential Information.  Employee acknowledges that all records, files, data, documents, and the like relating to suppliers, customers, costs, prices, systems, methods, personnel, technology and other materials relating to Employer or its Affiliated entities shall be and remain the sole property of Employer and/or such Affiliated entity.  Employee agrees, upon the request of Employer, and in any event upon termination of Employee’s employment, to turn over all copies of all media, records, documentation, etc., pertaining to Employer (together with a written statement certifying as to Employee’s compliance with the foregoing).

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10.    Non-Solicitation of Customers.  During the Employee’s employment with the Employer and for a period of one (1) year following termination or expiration of this Agreement, Employee shall not (except on behalf of or with the prior written consent of the Employer) directly or indirectly solicit any individual or entity which was a customer or client of Employer or any of its Affiliates for the purpose of providing a service or product to such customer or client which is the same type of service or product offered or provided by Employer or any of its Affiliates; provided, however, that this restriction shall apply only to those customers or clients with whom Employee had contact in connection with services or products provided by Employer or any of its Affiliates within two (2) years prior to the date of termination of such employment.

11.    Non-Solicitation of Employees.  During the Employee’s employment with the Employer and for a period of one (1) year following termination or expiration of this Agreement, Employee shall not, directly or indirectly, on the Employee’s own behalf or in the service of or on behalf of others, induce or solicit, or attempt to induce or solicit, for employment purposes or for any type of consulting purposes any employee of or consultant to the Employer or any of its Affiliates for the purpose of providing services that are the same or similar to the types of services offered or engaged in by any employee of or consultant to the Employer or any of its Affiliates at the time of termination of Employee’s employment with Employer.

12.    Non-Competition Agreement.  During Employee’s employment with the Employer and for a period of one (1) year following termination or expiration of this Agreement, Employee shall not (without the prior written consent of Employer) compete with Employer or any of its Affiliates, directly or indirectly, engage in forming, serving as an organizer, director, officer of, employee or agent, or consultant to, or acquiring or maintaining more than a one percent (1%) passive investment in, a depository financial institution or holding company thereof if such depository institution or holding company has, or upon formation will have, one or more offices or branches located within thirty (30) miles of any office or branch of Employer or any of its Affiliates in existence at the time Employee’s employment with Employer is terminated (the “Territory”).  Notwithstanding the foregoing, Employee may serve as an officer of or consultant to a depository institution or holding company thereof even though such institution operates one or more offices or branches in the Territory, if Employee’s employment does not directly involve, in whole or in part, the depository financial institution’s or holding company’s operations in the Territory.

13.    Termination and Severance Payments.

(a)                  Employee’s employment under this Agreement may be terminated prior to the end of the Term only as follows:

(i)                 upon the death of Employee;

(ii)               by Employer upon the Disability (as defined in subsection 26(d)) of Employee for a period of one hundred and eighty (180) days;

(iii)             by Employer for Cause (as defined in subsection 26(b)) upon delivery of a Notice of Termination (as defined in subsection 26(g)) to Employee;

(iv)             by Employer without Cause upon delivery of a Notice of Termination to Employee;

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(v)               by Employee for Good Reason (as defined in subsection 26(e)) upon delivery of a Notice of Termination to the Employer within a ninety (90) day period beginning on the thirtieth (30th) day after the occurrence of a Change in Control (as defined in subsection 26(c)) or within a ninety (90) day period beginning on the one (1) year anniversary of the occurrence of a Change in Control; or

(vi)             by Employee upon delivery of a Notice of Termination to Employer.

(b)                 If Employee’s employment is terminated because of the Employee’s death, Employer shall pay Employee’s estate:

(i)            any sums due Employee as Base Salary and/or reimbursement of expenses through the end of the month during which death occurred, paid in accordance with Employer’s standard payroll procedures, but in any case, no less frequently than monthly; and

(ii)           any bonus earned or accrued through the date of death.  Any bonus for previous years which was not yet paid will be paid pursuant to the terms as set forth in section 4(a).  Any bonus that is earned in the year of death will be paid on the earlier of: (i) seventy (70) days after the end of the year in which the Employee died or (ii) with the first payroll cycle following the Company’s press release announcing its financial performance for the year in which the Employee died.  To the extent that the bonus is performance-based, the amount of the bonus will be calculated by taking into account the performance of the Employer for the entire year and prorating this through the date of Employee’s death.

(c)                  During the period of any Disability leading up to the termination of Employee’s employment as a result of the Disability, Employer shall:

(i)            continue to pay the Employee’s full Base Salary at the rate then in effect and all perquisites and other benefits (other than any bonus) in accordance with Employer’s standard payroll procedures, but in any case, no less frequently than monthly, until Employee becomes eligible for benefits under any long-term disability plan or insurance program maintained by Employer; provided that the amount of any such payments to Employee shall be reduced by the sum of the amounts, if any, payable to Employee for the same period under any disability benefit or pension plan covering the Employee; and

(ii)           pay Employee any bonus earned or accrued through the date of Disability.  Any bonus for previous years which was not yet paid will be paid pursuant to the terms as set forth in section 4(a).  Any bonus that is earned in the year of Disability will be paid on the earlier of: (i) seventy (70) days after the end of the year in which Employee became Disabled or (ii) with the first payroll cycle following the Company’s press release announcing its financial performance for the year in which the Employee became Disabled.

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(d)          If Employee’s employment is terminated for Cause, Employee shall receive only any sums due Employee as Base Salary and/or reimbursement of expenses through the date of termination, paid in accordance with Employer’s standard payroll procedures, but in any case, no less frequently than monthly.

(e)          If Employee’s employment is terminated by Employer without Cause, conditioned upon the effectiveness of the release described in Section 13(i) below and subject to the possibility of a six-month delay described below in Section 29(a), beginning on the first day of the month following the date of the Employee’s termination, and continuing on the first day of the month for the next eleven (11) months, the Employer shall pay to the Employee monthly severance compensation in cash in an amount equal to one-twelfth (1/12th) of the Employee’s annual rate of Base Salary at the date of termination.  Employer shall also pay Employee any bonus earned or accrued through the date of termination.  Any bonus for previous years, which was not yet paid, will be paid as stated in Section 4(a) of this Agreement.  The restrictive covenants contained in sections 10, 11 and 12 shall not apply to Employee.

(f)           If Employee’s employment is terminated by Employee for Good Reason, in addition to other rights and remedies available in law or equity, Employee shall be entitled to the following:

(i)            Subject to the possibility of a six-month delay described below in Section 29(a), beginning on the date following the date of the Employee’s termination, the Employer shall provide Employee with the same severance compensation and accrued bonus set forth in Section 13(e).

(ii)           Employee may continue participation, in accordance with the terms of the applicable benefits plans, in the Company’s group health plan pursuant to plan continuation rules under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”).  In accordance with COBRA, assuming Employee is covered under the Company’s group health plan as of his date of termination, Employee will be entitled to elect COBRA continuation coverage for the legally required COBRA period (the “Continuation Period”).  If Employee elects COBRA coverage for group health coverage, he will be obligated to pay the portion of the full COBRA cost of the coverage equal to an active employee’s share of premiums for coverage for the respective plan year and the Company’s share of such premiums shall be treated as taxable income to Employee.  Notwithstanding the above, the Employer’s obligations hereunder with respect to the foregoing benefits provided in this subsection (ii) shall be limited to the extent that if Employee obtains any coverage pursuant to a subsequent employer’s benefit plans which duplicates the Employer’s coverage, the duplicative coverage may be terminated by Employer.  This subsection (ii) shall not be interpreted so as to limit any benefits to which Employee or his dependents or beneficiaries may be entitled under any of Employer’s employee benefit plans, programs, or practices following the Employee’s Termination of Employment, including, without limitation, retiree medical and life insurance benefits;

(iii)          the restrictive covenants contained in sections 10, 11 and 12 shall not apply to Employee.

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                                (g)          If Employee’s employment is terminated by Employee without Good Reason, Employee shall receive only any sums due Employee as Base Salary and/or reimbursement of expenses through the date of termination, paid in accordance with Employer’s standard payroll procedures, but in any case, no less frequently than monthly.

(h)          With the exceptions of the provisions of this Section 13, and the express terms of any benefit plan under which Employee is a participant, it is agreed that, upon termination of Employee’s employment, Employer shall have no obligation to Employee for, and Employee waives and relinquishes, any further compensation or benefits (exclusive of COBRA benefits).  Unless otherwise stated in this Section 13, the effect of termination on any outstanding incentive awards, stock options, stock appreciation rights, performance units, or other incentives shall be governed by the terms of the applicable benefit or incentive plan and/or the agreements governing such incentives. Within sixty (60) days of termination of Employee’s employment, and as a condition to the Employer’s obligation to pay any severance hereunder, the Employee shall execute, and not timely revoke during any revocation period provided pursuant to such release, a mutually satisfactory form of release acknowledging such remaining obligations and discharging both parties, as well as Employer’s officers, directors and employees with respect to their actions for or on behalf of Employer, from any other claims or obligations arising out of or in connection with Employee’s employment by Employer, including the circumstances of such termination.  In most instances, payment will be made, or in the case of installment payments, will begin as soon as practicable after such release is effective. However, if the 60-day period spans two calendar years, such severance payment will be made as soon as possible in the subsequent taxable year.

                                (i)            The parties intend that the severance payments and other compensation provided for herein are reasonable compensation for Employee’s services to the Employer and shall not constitute “excess parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and any regulations thereunder.  If the Employer’s independent accountants acting as auditors for the Employer determine that any or the aggregate value (as determined pursuant to Section 280G of the Code) of all payments, distributions, accelerations of vesting, awards and provisions of benefits by the Employer to or for the benefit of Employee (whether paid or payable, distributed or distributable, accelerated, awarded or provided pursuant to the terms of this Agreement or otherwise), (a “Payment”) would constitute an excess parachute payment and be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), such Payment shall be reduced to the least extent necessary so that no portion of the Payment shall be subject to the Excise Tax, but only if, by reason of such reduction, the net after-tax benefit received by the Employee as a result of such reduction will exceed the net after-tax benefit that would have been received by the Employee if no such reduction were made.  The Payment shall be reduced, if applicable, by the Employer in the following order of priority: (A) reduction of any cash payments otherwise payable to the Employee pursuant to a supplemental executive retirement plan including, without limitation, any salary continuation agreement between the Employee and the Employer; (B) reduction of any cash severance payments otherwise payable to the Employee that are exempt from Section 409A of the Code; (C) reduction of any other cash payments or benefits otherwise payable to the Employee that are exempt from Section 409A of the Code, but excluding any payments attributable to any acceleration of vesting or payments with respect to any equity award that are exempt from Section 409A of the Code; (D) reduction of any payments attributable to any acceleration of vesting or payments with respect to any equity award that are exempt from Section 409A of the Code, in each case beginning with payments that would otherwise be made last in time; and (E) reduction of any other payments or benefits otherwise payable to the Employee on a pro-rata basis or such other manner that complies with Section 409A of the Code, but excluding any payments attributable to any acceleration of vesting and payments with respect to any equity award that are exempt from Section 409A of the Code.  If, however, such Payment is not reduced as described above, then such Payment shall be paid in full to the Employee and the Employee shall be responsible for payment of any Excise Taxes relating to the Payment.

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14.    Oral Modification Not Binding.  This Agreement supersedes all prior agreements and understandings between the parties and may not be changed or terminated orally, and no change or attempted waiver of the provisions hereof shall be binding unless in writing and signed by the party against whom the same is sought to be enforced; provided, however, that Employee’s compensation may be increased at any time by Employer without in any way affecting any of the other terms and conditions of this Agreement, which in all other respects shall remain in full force and effect.

15.    Governing Law.  This Agreement and all rights hereunder shall be governed by the laws of the State of South Carolina, except to the extent governed by the laws of the United States of America in which case federal laws shall govern.  Any action brought by any party to this Agreement shall be brought and maintained in a court of competent jurisdiction in the State of South Carolina.

16.    Remedies for Breach; Non-Waiver.  Employee recognizes and agrees that a breach by Employee of any covenant contained in this Agreement would cause immeasurable and irreparable harm to Employer.  In the event of a breach or threatened breach of any covenant contained herein, Employer shall be entitled to temporary and permanent injunctive relief, restraining Employee from violating or threatening to violate any covenant contained herein, as well as all costs and fees incurred by Employer, including attorneys’ fees, as a result of Employee’s breach or threatened breach of the covenant.  Employer and Employee agree that the relief described herein is in addition to such other and further relief as may be available to Employer at equity or by law.  Nothing herein shall be construed as prohibiting Employer from pursuing any other remedies available to it for such breach of threatened breach, including the recovery of damages from Employee.  Failure of the Employer to enforce any of the provisions of this Agreement or any rights with respect thereto shall in no way be considered a waiver of such provisions or rights or in any way otherwise affect the validity of this Agreement.

17.    Consideration.  Employee acknowledges and agrees that valid consideration has been given to Employee by Employer in return for the promises of Employee set forth herein.

18.    Covenants are Independent.  The covenants on the part of Employee contained herein shall each be construed as agreements independent of each other and of any other provisions in this Agreement and the unenforceability of one shall not affect the enforceability of the remaining covenants.

19.    Severability and Substitution of Valid Provisions.  To the extent that any provision or language of this Agreement is deemed unenforceable, by virtue of the scope of the business activity prohibited or the length of time the activity is prohibited, Employer and Employee agree that this Agreement shall be enforced to the fullest extent permissible under the laws and public policies of the State of South Carolina.

20.    Extension of Periods.  Each of the time periods described in Sections 9-12 of this Agreement shall be automatically extended by any length of time during which Employee is in breach of the corresponding covenant contained herein.  Such provisions of this Agreement shall continue in full force and effect throughout the duration of the extended periods.

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21.    Reasonable Restraint.  It is agreed by the parties that the foregoing covenants in this Agreement are necessary for the legitimate business interests of Employer and impose a reasonable restraint on Employee in light of the activities and business of Employer on the date of the execution of this Agreement.

22.    Withholding of Taxes.  Employer may withhold from any amounts payable to Employee under this Agreement all federal, state, city or other taxes and withholdings as shall be required pursuant to any applicable law, rule or regulation.

23.    Notices.  Any notice required or permitted to be given under this Agreement shall be sufficient if given in writing and either personally delivered or sent by registered or certified mail to Employee’s residence in the case of Employee or to its principal office in the case of Employer.

24.    Assignment.  The rights and obligations of the parties to this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Employer.  This Agreement shall not be terminated by any merger or consolidation whether or not the Employer or the Company is the consolidated or surviving corporation or by transfer of all or substantially all of the assets of the Employer or the Company to another corporation if there is a surviving or resulting corporation in such transfer.

25.    Severability. It is not the intent of any party hereto to violate any public policy of any jurisdiction in which this Agreement may be enforced.  If any provision of this Agreement or the application of any provision hereof to any person or circumstances is held invalid, unenforceable or otherwise unlawful, the remainder of this Agreement and the application of such provision to any other person or circumstances shall not be affected.  In addition, the applicable provision shall be reformed to the extent (and only to the extent) necessary to make it valid, enforceable and legal.

26.    Certain Definitions.

(a)          “Affiliate” shall mean any business entity controlled by the Employer or the Company, controlling or under common control with the Employer or the Company.

(b)          “Cause” shall consist of any of:

(i)            the commission by Employee of a willful act (including, without limitation, a dishonest or fraudulent act) or a grossly negligent act, or the willful or grossly negligent omission to act by Employee, which is intended to cause, causes or is reasonably likely to cause material harm to Employer (including harm to its business reputation);

(ii)           the indictment of Employee for the commission or perpetration by Employee of any felony or any crime involving dishonesty, moral turpitude or fraud;

(iii)          the material breach by Employee of this Agreement that, if susceptible of cure, remains uncured thirty (30) days following written notice to Employee of such breach;

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(iv)         the receipt of any form of notice, written or otherwise, that any regulatory agency having jurisdiction over Employer intends to institute any form of formal or informal (e.g., a memorandum of understanding which relates to Employee’s performance) regulatory action against Employee or Employer (provided that the Board determines in good faith, with Employee abstaining from participating in the consideration of and vote on the matter, that the subject matter of such action involves acts or omissions by or under the supervision of Employee or that termination of Employee would materially advance Employer’s compliance with the purpose of the action or would materially assist Employer in avoiding or reducing the restrictions or adverse effects to Employer related to the regulatory action);

(v)          the exhibition by Employee of a standard of behavior within the scope of Employee’s employment that is materially disruptive to the orderly conduct of Employer’s business operations (including, without limitation, substance abuse or sexual misconduct) to a level which, in the Board’s good faith and reasonable judgment, with Employee abstaining from participating in the consideration of and vote on the matter, is materially detrimental to Employer’s best interest, that, if susceptible of cure remains uncured ten (10) days following written notice to Employee of such specific inappropriate behavior; or

(vi)         the failure of Employee to devote Employee’s full business time and attention to Employee’s employment as provided under this Agreement that, if susceptible of cure, remains uncured thirty (30) days following written notice to Employee of such failure.

(c)           “Change in Control” shall mean the occurrence during the Term of any of the following events, unless such event is a result of a Non-Control Transaction:

 (i)           the individuals who, as of the date of this Agreement, are members of the Board of Directors of the Company (the “Incumbent Board”) cease for any reason to constitute at least fifty percent (50%) of the Board of Directors of the Company; provided, however, that if the election, or nomination for election by the Company’s shareholders, of any new director was approved in advance by a vote of at least fifty percent (50%) of the Incumbent Board, such new director shall, for purposes of this Agreement, be considered as a member of the Incumbent Board; provided, further, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened election contest, or other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board of Directors of the Company, including by reason of any agreement intended to avoid or settle any election contest or proxy contest;

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(ii)           an acquisition (other than directly from the Company) of any voting securities of the Company (the “Voting Securities”) by any “Person” (as the term “person” is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”)) immediately after which such Person has “Beneficial Ownership” (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of twenty percent (20%) or more of the combined voting power of the Company’s then outstanding Voting Securities; provided, however, that in determining whether a Change in Control has occurred, Voting Securities which are acquired in a Non-Control Transaction shall not constitute an acquisition which would cause a Change in Control;

(iii)          consummation of: (a) a merger, consolidation, or reorganization involving the Company; (b) a complete liquidation or dissolution of the Company; or (c) the sale or other disposition of all or substantially all of the assets of the Company to any Person (other than a transfer to a subsidiary); or

(iv)         a notice of an application is filed with the South Carolina Board of Financial Institutions, the Office of Comptroller of the Currency (the “OCC”) or the Federal Reserve Board or any other bank or thrift regulatory approval (or notice of no disapproval) is granted by the Federal Reserve, South Carolina Board of Financial Institutions, the OCC, the Federal Deposit Insurance Corporation, or any other regulatory authority for permission to acquire control of the Company or any of its banking subsidiaries; provided, however, that if the application is filed in connection with a transaction which has been approved by the Board of Directors of the Company, then the Change in Control shall not be deemed to occur until consummation of the transaction.

(d)            “Disability” or “Disabled” shall mean as defined by Treasury Regulation       § 1.409A-3(i)(4).

(e)            “Good Reason” shall mean the occurrence after a Change in Control of any of the events or conditions described in subsections (i) through (vii) hereof:

(i)                  a change in the Employee’s status, title, position or responsibilities (including reporting responsibilities) which, in the Employee’s reasonable judgment, represents an adverse change from Employee’s status, title, position or responsibilities as in effect at any time within ninety (90) days preceding the date of a Change in Control or at any time thereafter; the assignment to the Employee of any duties or responsibilities which, in the Employee’s reasonable judgment, are inconsistent with Employee’s status, title, position or responsibilities as in effect at any time within ninety (90) days preceding the date of a Change in Control or at any time thereafter; any removal of the Employee from or failure to reappoint or reelect Employee to any of such offices or positions, except in connection with the termination of Employee’s employment for Disability or Cause, as a result of Employee’s death, or by the Employee other than for Good Reason, or any other change in condition or circumstances that in the Employee’s reasonable judgment makes it materially more difficult for the Employee to carry out the duties and responsibilities of the Employee’s office than existed at any time within ninety (90) days preceding the date of Change in Control or at any time thereafter;

(ii)                a reduction in the Employee’s Base Salary or any failure to pay the Employee any compensation or benefits to which Employee is entitled within five (5) days of the date due;

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(iii)                the Employer’s requiring the Employee to be based at any place outside a thirty (30) - mile radius from the executive offices occupied by the Employee immediately prior to the Change in Control, except for reasonably required travel on the Employer’s business which is not materially greater than such travel requirements prior to the Change in Control;

(iv)               the failure by the Employer to (A) continue in effect (without reduction in benefit level and/or reward opportunities) any material compensation or employee benefit plan in which the Employee was participating at any time within ninety (90) days preceding the date of a Change in Control or at any time thereafter, unless such plan is replaced with a plan that provides substantially equivalent compensation or benefits to the Employee, or (B) provide the Employee with compensation and benefits, in the aggregate, at least equal (in terms of benefit levels and/or reward opportunities) to those provided for under each other employee benefit plan, program and practice in which the Employee was participating at any time within ninety (90) days preceding the date of a Change in Control or at any time thereafter;

(v)                 any material breach by the Employer of any material provision of this Agreement; or

(vi)              any purported termination of the Employee’s employment for Cause by the Employer which does not comply with the terms of this Agreement.

Employee’s right to terminate Employee’s employment for Good Reason shall not be affected by Employee’s incapacity due to physical or mental illness.

(f)           “Non-Control Transaction” shall mean a transaction described below:

                (i)            the shareholders of the Company, immediately before such merger, consolidation or reorganization own, directly or indirectly, immediately following such merger, consolidation or reorganization, at least fifty percent (50%) of the combined voting power of the outstanding voting securities of the corporation resulting from such merger, consolidation or reorganization (the “Surviving Corporation”) in substantially the same proportion as their ownership of the Voting Securities immediately before such merger, consolidation or reorganization; and

                (ii)           immediately following such merger, consolidation or reorganization, the number of directors on the board of directors of the Surviving Corporation who were members of the Incumbent Board shall at least equal the number of directors who were affiliated with or appointed by the other party to the merger, consolidation or reorganization.

(g)          “Notice of Termination” shall mean a written notice of termination from one party to the other which specifies an effective date of termination, indicates the specific termination provision in this Agreement relied upon, and, in the case of (i) a termination for Cause, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Employee’s employment under the provision so indicated, or (ii) in the case of a termination for Good Reason, sets forth the Good Reason event which occurred no more than ninety (90) days prior to the date of the notice and provides the Employer not less than thirty (30) days to remedy this condition;

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(h)          “Terminate”, “terminated”, “termination”, or “Termination of Employment” shall mean separation from service as defined by Treasury Regulation § 1.409A-1(h).

27.          Compliance with Regulatory Restrictions.  Notwithstanding anything to the contrary herein, and in addition to any restrictions stated in Section 13 hereof, any compensation or other benefits paid to the Employee shall be limited to the extent required by any federal or state regulatory agency having authority over the Company or the Employer.  The Employee agrees that compliance by the Company or the Employer with such regulatory restrictions, even to the extent that compensation or other benefits paid to the Employee are limited, shall not be a breach of this Agreement by the Company or the Employer.

28.          Compliance with Dodd–Frank Wall Street Reform and Consumer Protection Act.  Notwithstanding anything to the contrary herein, any incentive payments to the Employee shall be limited to the extent required under the Dodd–Frank Wall Street Reform and Consumer Protection Act (the “Act”), including, but not limited to, clawbacks for such incentive payments as required by the Act.  The Employee agrees to such amendments, agreements, or waivers that are required by the Act or requested by the Company to comply with the terms of the Act.

29.          Compliance with Internal Revenue Code Section 409A.  All payments that may be made and benefits that may be provided pursuant to this Agreement are intended to qualify for an exclusion from Section 409A of the Code and any related regulations or other pronouncements thereunder and, to the extent not excluded, to meet the requirements of Section 409A of the Code.  Any payments made under Section 13 of this Agreement which are paid on or before the last day of the applicable period for the short-term deferral exclusion under Treasury Regulation § 1.409A-1(b)(4) are intended to be excluded under such short-term deferral exclusion.  Any remaining payments under Section 13 are intended to qualify for the exclusion for separation pay plans under Treasury Regulation § 1.409A-1(b)(9). Each payment made under Section 13 shall be treated as a “separate payment”, as defined in Treasury Regulation § 1.409A-2(b)(2), for purposes of Code Section 409A.  Further, notwithstanding anything to the contrary, all severance payments payable under the provisions of Section 13 shall be paid to the Employee no later than the last day of the second calendar year following the calendar year in which occurs the date of Employee’s termination of employment. None of the payments under this Agreement are intended to result in the inclusion in Employee’s federal gross income on account of a failure under Section 409A(a)(1) of the Code.  The parties intend to administer and interpret this Agreement to carry out such intentions.  However, Company does not represent, warrant or guarantee that any payments that may be made pursuant to this Agreement will not result in inclusion in Employee’s gross income, or any penalty, pursuant to Section 409A(a)(1) of the Code or any similar state statute or regulation.  Notwithstanding any other provision of this Agreement, to the extent that the right to any payment (including the provision of benefits) hereunder provides for the “deferral of compensation” within the meaning of Section 409A(d)(1) of the Code, the payment shall be paid (or provided) in accordance with the following:

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                (a)          If the Employee is a “Specified Employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code on the date of the Employee’s termination (the “Separation   Date”), and if an exemption from the six month delay requirement of Code Section 409A(a)(2)(B)(i) is not available, then no such payment shall be made or commence during the period beginning on the Separation Date and ending on the date that is six months following the Separation Date or, if earlier, on the date of the Employee’s death.  The amount of any payment that would otherwise be paid to the Employee during this period shall instead be paid to the Employee on the first day of the first calendar month following the end of the period.

(b)      Payments with respect to reimbursements of expenses or benefits or provision of fringe or other in-kind benefits shall be made on or before the last day of the calendar year following the calendar year in which the relevant expense or benefit is incurred.  The amount of expenses or benefits eligible for reimbursement, payment or provision during a calendar year shall not affect the expenses or benefits eligible for reimbursement, payment or provision in any other calendar year

                30.  Entire Agreement.  This Agreement supersedes any other agreements, oral or written, between the parties with respect to the subject matter hereof, and contains all of the agreements and understandings between the parties with respect to the employment of Employee by Employer.  Any waiver or modification of any term of this Agreement shall be effective only if it is set forth in writing signed by all parties hereto.

31.  Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same agreement.

[Signatures appear on the following page.]

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                IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

                                                                                                                                                                                                    EMPLOYER:

                                                                                                                                                                                                    SOUTHERN FIRST BANK

[CORPORATE SEAL]                                                                                                                                                             By:    /s/R. Arthur Seaver, Jr.

                                                                                                                                                                                                     Name: R. Arthur Seaver, Jr.

Attest:                                                                                                                                                                                       Title: Chief Executive Officer

/s/Julie A. Fairchild

Secretary

                                                                                                                                                                                                      SOUTHERN FIRST BANCSHARES, INC.

[CORPORATE SEAL]                                                                                                                                                                 By:    /s/R. Arthur Seaver, Jr.

                                                                                                                                                                                                          Name: R. Arthur Seaver, Jr.

Attest:                                                                                                                                                                                            Title: Chief Executive Officer

/s/Julie A. Fairchild

Secretary

                                                                                                                                                                                                        EMPLOYEE:

                                                                                                                                                                                                            /s/F. Justin Strickland

                                                                                                                                                                                                             F. Justin Strickland

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